Exhibit 99.0

For Immediate Release	Contact:	Sheila Bridgeforth, (973) 802-6852
January 2, 2013		sheila.bridgeforth@prudential.com

Prudential completes Acquisition of

The Hartford’s Individual Life Insurance business

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today announced that The Prudential Insurance Company of America has completed through a reinsurance transaction the acquisition of The Hartford’s Individual Life Insurance business through a reinsurance transaction, which was announced on September 27, 2012.

“This acquisition allows us to broaden our product and distribution capabilities and strengthens our position among the largest life insurance companies in the U.S,” said Kent Sluyter, incoming chief executive officer of Prudential Individual Life Insurance. “We look forward to integrating the two businesses, providing exceptional service to The Hartford’s existing individual life policy owners and enhancing Prudential’s leadership positions in universal, term and variable life insurance.”

Under the terms of the agreement, Prudential paid The Hartford a cash consideration of $615 million consisting primarily of a ceding commission to provide reinsurance for approximately 700,000 Hartford life insurance policies with face amount in force of approximately $135 billion.

The benefits and provisions of The Hartford’s in-force life insurance contracts remain unchanged, and The Hartford’s issuing companies continue to be the named insurers. Prudential will receive premiums and will be responsible for paying claims and providing customer service and administration.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.